Exhibit (d)(4)

PERSONAL AND CONFIDENTIAL

May 29, 2020

Covis Pharma

Le Dome, 3rd floor

2 Avenue Charles de Gaulle

L-1653 Luxembourg

Ladies and Gentlemen:

1.

In connection with your consideration of a possible negotiated business combination transaction between AMAG Pharmaceuticals, Inc. (the “Company”) and you (the “Possible Transaction”), you have requested information concerning the Company that is confidential and proprietary. As a condition to your being furnished such information, you agree to treat any information, in any form or medium, whether written or oral, concerning the Company or any of its subsidiaries, affiliates or divisions (whether prepared by the Company, its advisors or otherwise) that is furnished to you by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” includes, without limitation, all notes, analyses, compilations, Excel spread sheets, data, reports, studies, interpretations or other documents furnished to you or your Representatives (as defined below) or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material. The term “Evaluation Material” does not include information that (a) is or becomes available to you on a nonconfidential basis from a source other than the Company or its Representatives; provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement or (c) has been or is independently developed by you or your Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement. For purposes of this letter agreement references to your “Representatives” shall include your Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and except as limited by the last sentence of this paragraph) and your and your Affiliates’ directors, officers, employees, attorneys, accountants, financial advisors and other professional representatives. Without the Company’s prior written consent, neither you nor any of your Representatives shall share any Evaluation Material or Transaction Information with any potential debt or equity financing sources (except for your Affiliates); provided that upon receipt of such written consent, any such financing source shall automatically be deemed a “Representative” under this Agreement. Notwithstanding the foregoing, the Apollo Global Management, Inc. family of funds and portfolio companies shall not be Affiliates for purposes of this letter agreement, except for Apollo Global

Management, Inc., Apollo Management International LLP and Apollo Management IX LLP (collectively, the “Apollo Management Affiliates”) and any other Apollo Management entity participating in the Possible Transaction (any other such Apollo Management entity, a “Participating Apollo Entity”).

2.

You hereby agree that the Evaluation Material and Transaction Information will be kept confidential and used solely for the purpose of evaluating and negotiating the Possible Transaction; provided, however, that the Evaluation Material and Transaction Information may be disclosed (i) to your Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction, (ii) pursuant to an External Demand in accordance with paragraph 5 of this letter agreement, and (iii) as the Company may otherwise consent in writing. All such Representatives shall (A) be informed by you of the confidential nature of the Evaluation Material and Transaction Information, (B) agree to keep the Evaluation Material and Transaction Information strictly confidential, and (C) be advised of the terms of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties to this letter agreement. You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach); provided that you shall not be liable for the actions or inactions of any non-controlled Affiliate (other than the Apollo Management Affiliates) or any Participating Apollo Entity (or their respective Representatives) to the extent such Affiliate or Participating Apollo Entity (or their respective Representatives) has not been provided with Evaluation Material or Transaction Information, unless such Affiliate or Participating Apollo Entity (or their respective Representative) is acting on your behalf, at your direction or for your benefit.

3.

You hereby acknowledge that you and your Representatives are aware that the Evaluation Material and Transaction Information may contain material, non-public information about the Company and you hereby agree that you and your Representatives may not purchase or sell any securities of the Company while in possession of such information.

4.

You will not, and will direct your Representatives not to, disclose to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof or that Evaluation Material has been made available to you (such information, “Transaction Information”); provided, however, that disclosure of Transaction Information pursuant to an External Demand shall be governed by paragaph 4 of this letter agreement; provided further, however, that, other than in the case of an External Demand, you and your Affiliates may disclose Transaction Information (a “Permitted Disclosure”) if but only if (i) such disclosure is required under applicable securities, antitrust or other laws or under applicable stock exchange rules as determined based on advice of outside legal counsel and (ii) such disclosure requirement does not arise from a breach of this letter agreement.

Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, share the Evaluation Material or Transaction Information with or enter into any agreement, arrangement or understanding, or any discussions which would reasonably be expected to lead to such an agreement, arrangement or understanding with any other person, including other potential bidders and equity or debt financing sources (other than your Representatives as permitted above) regarding a Possible Transaction involving the Company without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this letter agreement. You further agree that neither you nor any of your Representatives will, without the prior written consent of the Company, directly or indirectly, enter into any agreement, arrangement or understanding with any other person that has or would have the effect of requiring such person to provide you or your Representatives with financing or financial advisory services on an exclusive basis in connection with a Possible Transaction. In addition, you agree neither you nor any of your Representatives will intentionally discourage or restrict financial institutions or financial advisors from being retained by other potential bidders as advisors for a Possible Transaction.

5.

Notwithstanding anything to the contrary provided in this letter agreement, (x) in the case of a Permitted Disclosure or (y) in the event you or any of your Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) to disclose all or any part of the Evaluation Material or Transaction Information, you or your Representatives, as the case may be, agree (unless prohibited by applicable law) to (a) immediately notify the Company of the existence, terms and circumstances surrounding such External Demand or Permitted Disclosure, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or disclosure, and (c) assist the Company, at the Company’s expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or if the Company waives compliance with the provisions hereof, (i) you or your Representatives, as the case may be, may disclose only that portion of the Evaluation Material or Transaction Information which you or your Representatives are advised by outside legal counsel is legally required to be disclosed and to only those persons to whom you or your Representatives are advised by outside legal counsel are legally required to receive such information, and you or your Representatives shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material or Transaction Information, and (ii) you or your Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by you or your Representatives not permitted by this letter agreement.

6.

Unless otherwise agreed to by the Company in writing, (a) all communications regarding the Possible Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures, timing and terms of the Possible Transaction, will be submitted or directed exclusively to Goldman Sachs & Co. LLC (the “Banker”). Contact information for the appropriate Banker representatives is included in Exhibit A to this letter agreement.

7.

You agree that, for a period until one (1) year from the later of the date hereof or the termination of discussions regarding a Potential Transaction, neither you nor any of your Representatives will, directly or indirectly, solicit for employment or employ or cause to leave the employ of the Company or any of its subsidiaries any employee of the Company or any of its subsidiaries without obtaining the prior written consent of the Company; provided that you or your Representatives may make general solicitations for employment not specifically directed at the Company or any of its subsidiaries or their respective employees and employ any person who responds to such solicitations. You further agree that, for a period of one (1) year from the later of the date hereof or the termination of discussions regarding a Potential Transaction, neither you nor any of your Representatives, will, directly or indirectly, divert or attempt to divert, any customers, partners, including research partners, or other parties with whom the Company does business with; provided that the foregoing limitation will not apply to marketing efforts undertaken in the ordinary course of business and consistent with past practice.

8.

You hereby acknowledge that, unless otherwise agreed in writing by the Company, for a period of one (1) year from the later of the date of this letter agreement or the termination of discussions regarding a Potential Transaction, neither you nor any of your Representatives will, directly or indirectly: (a) propose any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transactions involving the Company (including its subsidiaries), or any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company or its subsidiaries; (b) acquire beneficial ownership of any securities (or any instrument that gives you or any of your Representatives the economic equivalent of ownership of an amount of voting securities of the Company (a “Derivative”)) of the Company (any transaction specified in (a) and (b) involving a majority of the outstanding capital stock or assets of the Company and its subsidiaries, taken as a whole, is referred to as a “Business Combination”); (c) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “Commission”)) of proxies or consents to vote any securities (including a Derivative) of the Company; (d) nominate any person as a director of the Company; (e) propose any matter to be voted upon by the stockholders of the Company; (f) form, join or in any way participate in a third party “group” (as such term is used in the rules of the Commission) (or discuss with any third party the potential formation of a group) with respect to any securities (including a Derivative) of the Company or a Business Combination involving the Company; (g) request the Company (or any of its officers, directors or representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence); or (h) take any action that could require the Company to make a public announcement regarding a potential Business Combination; provided, however, that nothing in this paragraph shall prohibit you from making a confidential proposal to the Company or the Company’s Board of Directors for a transaction involving a Business Combination.

9.

Although the Company has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of your investigation, you understand that none of the Company, the Banker, or their respective representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that none of the Company, the Banker, or their respective representatives shall have any liability to you or any of your Representatives resulting from the selection, use or content of the Evaluation Material by you or your Representatives.

10.

Upon the Company’s demand, you and your Representatives shall promptly (a) destroy the Evaluation Material and any copies thereof (including material that references Transaction Information) or (b) return to the Company all Evaluation Material and any copies thereof, and, in either case, confirm in writing to the Company that all such material (including material that references Transaction Information) has been destroyed or returned, as applicable, in compliance with this letter agreement. It is understood that information in an intangible or electronic format containing Evaluation Material or Transaction Information cannot be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) but that such information will continue to be protected under the confidentiality requirements and non-use limitations contained in this letter agreement and you and such Representatives shall continue to be bound by the obligations of confidentiality and non-use hereunder. Notwithstanding the foregoing, you and your Representatives may retain one copy of any work product prepared by you or them that contains Evaluation Material or Transaction Information to the extent necessary or advisable pursuant to applicable legal or regulatory requirements; provided that you and such Representatives shall continue to be bound by the obligations of confidentiality and non-use hereunder for such period of time as you and such Representatives retain such work product.

11.

You acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and you agree to waive, and shall cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

12.

You agree that unless and until a definitive agreement between the Company and you (or your Affiliate) with respect to the Possible Transaction (a “Definitive Agreement”) has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any written or oral expression except, in the case of this letter agreement, for the matters specifically agreed to herein. In addition, you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction other than claims under any Definitive Agreement relating to a Possible Transaction or under this letter agreement. For purposes of this letter agreement, the term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you.

13.

You acknowledge that (a) the Company and the Banker shall be free to conduct the negotiation for a Possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any of the prospective buyers and entering into a definitive agreement without prior notice to you or to any other person) and (b) any procedures relating to such transaction may be implemented or changed at any time without notice to you or any other person.

14.

No failure or delay by the Company or any of its representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof unless in writing and signed by an officer of the Company or other authorized person on its behalf. No modification or amendment of this letter agreement shall be effective unless in writing and signed by an officer of the Company, or other authorized person on its behalf, and you, or other authorized person on your behalf.

15.

The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

16.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware for any action, suit or proceeding arising out of or relating to this letter agreement and the Possible Transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts.

17.

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by facsimile or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

Very truly yours,

AMAG Pharmaceuticals, Inc.

By:	/s/ Joseph Vittiglio
Name:	Joseph Vittiglio
Title:	CBO

Confirmed and Agreed to:

Covis Pharma

By:	/s/ Michael Porter
Name:	Michael Porter
Title:	Class A Manager

Date:	2020-5-29